Exhibit 23.2

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Donegal Group Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-89644, 333-142614, 333-174612 and 333-201101) on Form S-8 and Registration Statements (Nos. 333-59828 and 333-174594) on Form S-3 of Donegal Group Inc. of our report dated March 10, 2015, with respect to the consolidated balance sheets of Donegal Financial Services Corporation and subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears as a schedule to the December 31, 2014 annual report on Form 10-K of Donegal Group Inc.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 10, 2015